EXHIBIT 99.1

ROYALE ENERGY ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS AND $2.5 MILLION PRIVATE CAPITAL RAISE

San Diego, August 9, 2016 - Royale Energy, Inc. (OTCQB: ROYL) reported a net loss of $475,397 for the quarter ended June 30, 2016. This represents a $452,252 improvement when compared to a net loss of $927,649 during the second quarter of 2015.  This 49% improvement over the comparative quarter of last year was largely due to lower general and administrative expenses, a gain from the sale of the Company's office building and a disputed accounts payable settlement.

A large portion of Royale's cost savings was from lower general and administrative expenses. Primarily through staff reductions, Royale reduced its general and administrative costs from $858,251 in the second quarter of 2015 to $494,893 in the second quarter of 2016.

On July 21, 2016, Royale signed a letter of intent to merge with privately held Matrix Oil Corporation ("Matrix") in a combined stock and assumption of debt transaction. The approximately $41 million transaction is subject to customary due diligence, the completion of a definitive merger, debt exchange and debt assumption agreement, and shareholder approval.

On August 2, 2016, Royale completed a sale of common stock, convertible notes and warrants in privately negotiated securities transactions. Proceeds from the transactions of $2,537,000 will be used to continue drilling activities, fund expenses incurred in connection with the proposed merger with Matrix and for general corporate purposes.

"We are extremely pleased with our progress toward strengthening and repositioning our company. By completing the $2.5 million capital raise, we now have ample liquidity to continue our 2016 drilling campaign and cover merger related due diligence and expenses," said Jonathan Gregory, CEO of Royale Energy. "I've known Matrix Oil and its management team for over 10 years. The proposed combination will be synergistic for both companies. Definitive merger documents are currently being finalized with Matrix and we anticipate signing documents and filing an S-4 within the next 30 to 45 days."

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano- Director of Marketing & PR
619-383-6600  chanda@royl.com  http://www.royl.com